                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)
                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                       PURSUANT TO RULES 13d-1(b) AND (c)
               AND AMENDMENTS THERETO FILED PURSUANT TO 13(d)-2(b)
                               (Amendment No. )(1)


                              Venture Seismic Ltd.
               ---------------------------------------------------
                                (Name of Issuer)


                           Common Shares, No Par Value
               ---------------------------------------------------
                         (Title of Class of Securities)


                                   92327K 10 8
               ---------------------------------------------------
                                 (CUSIP Number)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                                Page 1 of 5 Pages


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CUSIP NO.   92327K 10 8               13G                  PAGE  2  OF  5  PAGES
          ---------------                                       ---    ---

--------------------------------------------------------------------------------

1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Roy D. Self
--------------------------------------------------------------------------------

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  [ ]

                                                                        (b)  [ ]
--------------------------------------------------------------------------------

3          SEC USE ONLY


--------------------------------------------------------------------------------

4          CITIZENSHIP OR PLACE OF ORGANIZATION

           British Landed Immigrant - Canada

--------------------------------------------------------------------------------

                        5        SOLE VOTING POWER

                                 915,200  (See Item 4)
NUMBER OF
                        --------------------------------------------------------
SHARES
                        6        SHARED VOTING POWER
BENEFICIALLY
                                 0
OWNED BY
                        --------------------------------------------------------
 EACH
                        7        SOLE DISPOSITIVE POWER
REPORTING
                                 915,200
PERSON
                        --------------------------------------------------------
 WITH                   8        SHARED DISPOSITIVE POWER

                                 0

--------------------------------------------------------------------------------

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           915,200

--------------------------------------------------------------------------------

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]

--------------------------------------------------------------------------------

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            13.6%

--------------------------------------------------------------------------------

12         TYPE OF REPORTING PERSON*

           IN

--------------------------------------------------------------------------------

SEC 174__ (6-__)
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!


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                                                                     Page 3 of 5

Item 1(a).      Name of Issuer:

                Venture Seismic Ltd. (the "Issuer")


Item 1(b).      Address of Issuer's Principal Executive Offices:

                3110-80th Avenue, S.E.
                Calgary, Alberta, Canada
                T2C 1J3


Item 2(a).      Name of Person Filing:

                Roy D. Self


Item 2(b).      Address of Principal Business Office or if none, Residence:

                3110-80th Avenue, S.E.
                Calgary, Alberta, Canada
                T2C 1J3

Item 2(c).      Citizenship:

                British Landed Immigrant - Canada

Item 2(d).      Title of Class of Securities:

                Common Shares, no par value ("Shares")

Item 2(e).      CUSIP Number:

                92327K 10 8

Item 3.         Not Applicable

Item 4.         Ownership:



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                                                                     Page 4 of 5


                (a) As of July 29, 1998 Mr. Self beneficially owned 915,200 Shares.

                (b)     Percent of Class: 13.6%

                (c)     (i)        Number of shares as to which such person has
                                   sole power to vote or direct the vote:
                                   915,200

                        (ii)-(iv) Reference is made to items 6-8 of the cover page.

Item 5.    Ownership of Five Percent or Less of a Class

                    Not Applicable

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

                    Not Applicable

Item 7. Identification and Classification of Subsidiary Which Acquired the Securities

                    Not Applicable

Item 8.    Identification and Classification of Members of the Group

                    Not Applicable

Item 9.    Notice of Dissolution of Group

                    Not Applicable

Item 10.   Certification

                    Not Applicable



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                                                                     Page 5 of 5


                                    SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


       August 5, 1998


     /s/ Roy D. Self
-------------------------------
         Signature


       Roy D. Self
-------------------------------
       Name/Title